Exhibit 99

MK RESOURCES COMPANY

Eagle Gate Tower

60 East South Temple, Suite 1225

Salt Lake City, Utah, U.S.A., 84111

Phone: (801) 297-6900/Fax: (801) 297-6950

FOR IMMEDIATE RELEASE

MK RESOURCES COMPANY REPORTS THIRD QUARTER 2004 RESULTS

SALT LAKE CITY, UTAH, November 15, 2004 — MK Resources Company [OTCBB:MKRR] (“Company”) today reported results of operations for the third quarter ended September 30, 2004.

The Company reported a net loss of $561,000 ($0.01 per share) for the third quarter of 2004 on revenues of $176,000. The loss for the quarter represents primarily general and administrative and exploration expenses. For the same period in 2003, the Company reported a net loss of $728,000 ($0.02 per share) on revenues of $281,000.

The Company’s revenues continued to decline as residual gold was recovered from the leach pads during closure and reclamation activities at the Castle Mountain mine. The Company’s attributable share of gold production was 251 ounces for the three months ended September 30, 2004 compared to 804 ounces for the same period in 2003.

Exploration costs were $93,000 for the three months ended September 30, 2004, compared to $107,000 for the same period in 2003. The Company continues to search for exploration and acquisition opportunities.

General and administrative expenses were $527,000 for the three months ended September 30, 2004, compared to $465,000 for the same period in 2003.

The Company continues to focus on development at the Las Cruces project in Spain. The Company has secured 85% of the land needed to develop the project. In October 2004, the Company amended its credit facility with Leucadia National Corporation to, among other things, increase the facility to $75 million and increase the interest rate to prime plus 3%. While the increased available borrowings under the credit facility will allow the Company to continue development efforts at the Las Cruces project for several months, the Company must obtain additional financing. Due to unfavorable market conditions, the Company’s initial efforts to complete a public offering of common stock were unsuccessful. As a result, the Company is currently focusing on alternative sources of funding for the Las Cruces project, including debt financing from other sources, entering into one or more joint ventures or an outright sale of its interest in the project. In addition, the Company is continuing to evaluate its ability to complete the proposed public offering, which will depend primarily on market conditions and other factors beyond the Company’s control.

During the third quarter of 2004, the Company capitalized expenditures of $3,337,000 relating to development activities for the Las Cruces project. These expenditures included costs for land acquisition, interest and other project related expenditures.

At September 30, 2004, the Company had available resources of cash and cash equivalents of $1,741,000 and equity securities of $1,438,000. The outstanding loan balance under the Company’s $75,000,000 credit facility with Leucadia National Corporation was $53,000,000.

MK Resources is in the business of exploring for, acquiring, developing and mining mineral properties. The Company is incorporated in Delaware, and its executive offices are located at 60 East South Temple, Suite 1225, Salt Lake City, Utah 84111.

For more information, contact John Farmer at 801-297-6900 or visit MK Resources Company’s website at www.mkresources.com.

(Selected Financial Data Follows)

Selected Financial Data

(thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended September 30
	2004	2003
STATEMENT OF OPERATIONS

Total Revenue	$176	$281

Total Operating Expenses	132	485

Gross Profit (Loss)	44	(204)

Exploration Expenses	(93)	(107)
General and Administrative Expenses	(527)	(465)
Gain on Disposal of assets	13	6
Litigation Settlement, net	—	36
Other Income	5	—
Interest Expense	(5)	(4)
Investment Income	2	10

Loss before Income Taxes	(561)	(728)

Income Tax Expense	—	—

Net Loss	$(561)	$(728)

Basic and Diluted Loss per Common Share	$(0.01)	$(0.02)

	Nine Months Ended September 30
	2004	2003
STATEMENT OF OPERATIONS

Total Revenue	$754	$1,111

Total Operating Expenses	568	915

Gross Profit	186	196

Exploration Expenses	(262)	(368)
General and Administrative Expenses	(1,907)	(1,375)
Gain on Disposal of Assets	24	51
Litigation Settlement, net	—	36
Bankruptcy Recovery	994	98
Gain on Exchange of Partnership Interest, net	—	1,945
Other Income	5	—
Interest Expense	(22)	(17)
Investment Income	17	38

Income (Loss) before Income Taxes	(965)	604

Income Tax Expense	(1)	(25)

Net Income (Loss)	$(966)	$579

Basic and Diluted Income (Loss) per Common Share	$(0.03)	$0.02

Cautionary Statement for Forward Looking Information

This press release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update these statements to reflect actual results, changes in assumptions or other factors. Without limitation, these risks and uncertainties include the Company’s dependence on a single mining project, the Company’s need for financing and government approval to complete land purchases and to develop the project, potential delays in the development of the Las Cruces project, imprecision of reserve estimates and other estimates relating to the Las Cruces project, uncertainties associated with government subsidies, volatility of copper prices, currency fluctuations, international political instability, the Company’s significant level of indebtedness, risks associated with mining operations and development in foreign countries, risks associated with environmental and other laws and regulations, competition, risks associated with the potential loss of key executives, and risks relating to the Company’s majority shareholder and lender. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its shareholders and periodic reports on forms 10-K and 10-Q.